Exhibit (d)(22)

INVESTMENT ADVISORY AGREEMENT
TRANSAMERICA ASSET MANAGEMENT, INC.

This Agreement, entered into as of September 30, 2010 between Transamerica Cayman AQR Managed Futures Strategy, Ltd. and Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd. (each, a “Fund”) and Transamerica Asset Management Inc., a Florida corporation (referred to herein as “TAM”), to provide certain management and advisory services to the Fund.

          Each Fund is a Cayman Islands company. The sole shareholder of each Fund is Transamerica AQR Managed Futures Strategy and Transamerica Goldman Sachs Commodity Strategy, respectively (each, the “Sole Shareholder”), each a series of Transamerica Funds (the “Trust”), a Delaware statutory trust registered as an open end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). Each Fund’s principal purpose is to provide the Sole Shareholder with exposure to the returns of commodities markets within the limitations of the federal tax requirements that apply to the Sole Shareholder. The Funds (unlike the Sole Shareholders) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments. However, the Funds otherwise are subject to each respective Sole Shareholder’s investment restrictions and other policies. In managing a Fund, as well as in the conduct of certain of its affairs, the Fund wishes to have the benefit of the investment advisory services of TAM and its assistance in performing certain management functions. TAM desires to furnish services for each Fund and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

          1. Appointment. The Fund hereby appoints TAM as the Fund’s investment adviser for the period and on the terms set forth in this Agreement. TAM accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

          2. Investment Advisory Services. In its capacity as investment adviser to the Fund, TAM shall have the following responsibilities:

(a)

Subject to the supervision of the Fund’s Board of Directors (the “Board”), TAM shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Sole Shareholder’s current Prospectus and Statement of Additional Information. TAM shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Fund’s Memorandum and Articles of Association (collectively, the “Articles”) and any other applicable Cayman Islands law and U.S. federal and state law, as well as the investment objectives, policies and restrictions of the Fund and, to the extent applicable, the Sole Shareholder, and any other specific policies adopted by the Board and disclosed to TAM. TAM is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)

TAM will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which TAM or its affiliates exercise investment discretion. TAM is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if TAM determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which TAM and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict TAM’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c)

The Fund hereby authorizes any entity or person associated with TAM which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, TAM agrees that it will not deal with itself, or with Directors of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which TAM or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by TAM or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Articles and the Sole Shareholder’s then-current Prospectus and Statement of Additional Information relative to TAM and its directors and officers.

(d)	TAM shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities.

          3. Management Services. TAM shall furnish or make available to the Fund the services of executive and management personnel to supervise the performance of administrative, record-keeping, shareholder relations, regulatory reporting and compliance services, the services of the Fund’s custodian and transfer agent, and other functions of the Fund. TAM shall also assist in the preparation of reports to shareholders of the Fund as requested by the Trust. In accordance with the foregoing, TAM shall, at the request of the Board, provide advice and recommendations with respect to other aspects of the business and affairs of the Fund.

          4. Sub-advisers. Subject to the Board’s approval, TAM or the Fund may enter into contracts with one or more investment sub-advisers, including without limitation, affiliates of TAM, in which TAM delegates to such investment sub-advisers any or all its duties specified hereunder, on such terms as TAM will determine to be necessary, desirable or appropriate, provided that in each case TAM shall supervise the activities of each such sub-adviser and further provided that such contracts impose on any investment sub-adviser bound thereby all the conditions to which TAM is subject hereunder and that such contracts are entered into in accordance with and meet all requirements under applicable law.

          5. Activities of TAM. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of TAM who may also be a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of TAM to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of TAM is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by TAM. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with TAM’s policies and procedures as presented to the Board from time to time.

          6. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

The Fund shall pay (i) fees payable to TAM pursuant to this Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to the registration and qualification of the Fund under all applicable law; (v) custodian and transfer agent fees; (vi) legal and accounting expenses allocable to the Fund, including costs for local representation in the Fund’s jurisdiction of organization; (vii) all Cayman Islands and U.S. federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (viii) cost of certificates, if any, and delivery to purchasers; (ix) expenses of preparing and filing reports with Cayman Islands and U.S. federal and state regulatory authorities; (x) expenses of shareholder meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Fund and TAM); (xi) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xiii) expenses of preparing reports and statements to shareholders; and (xiv) any extraordinary expenses incurred by the Fund.

(b)

TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall authorize and permit any of its directors, officers and employees, who may be elected as Directors or officers of the Fund, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Directors and officers.

          7. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)

The Fund shall at all times keep TAM fully informed with regard to the securities owned by the Fund, the Fund’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Fund shall furnish TAM with such other documents and information with regard to the Fund’s affairs as TAM may from time to time reasonably request.

(b)

TAM shall at all times keep the Fund fully informed with regard to the Fund’s investment performance and investment mandate compliance, and generally as to the condition of its affairs. TAM shall furnish the Fund with such other documents and information with regard to the Fund’s affairs as the Fund may from time to time reasonably request.

          8. Compensation of TAM. As compensation for the services performed by TAM, the Fund shall pay TAM, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due TAM for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month. The average daily net assets of the Fund shall in all cases be based only on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Sole Shareholder’s then-current Prospectus or as may be determined by the Board.

          9. Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of TAM or any affiliated company of TAM, except as the Board may decide. This paragraph shall not apply to Directors, executive committee members, consultants and other persons who are not regular members of TAM’s or any affiliated company’s staff.

          10. Term. This Agreement will become effective with respect to the Fund on the date first written above and, unless sooner terminated in accordance with its terms, shall continue for two years from its effective date. Thereafter, for so long as the Sole Shareholder is the sole shareholder of the Fund, this Agreement shall continue in effect, if not terminated, so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust, on behalf of the Sole Shareholder, or (ii) by a vote of a majority of the outstanding voting securities of the Sole Shareholder, provided that in either event the continuance is also approved by a majority of the Trustees of the Trust who are not interested persons of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

          11. Termination. This Agreement may be terminated with respect to the Fund at anytime, without penalty, (i) by the Board provided that 60 days’ written notice of termination be given to TAM at its principal place of business, (ii) by TAM by giving 60 days’ written notice of termination to the Fund, addressed to its principal place of business or (iii) for so long as the Sole Shareholder is the sole shareholder of the Fund, by the Trust, on behalf of the Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon 60 days’ written notice of termination to TAM. This Agreement may be terminated with respect to the Fund upon the mutual written consent of TAM and, for so long as the Sole Shareholder is the sole shareholder of the Fund, the Trust. This Agreement shall terminate automatically in the event of its assignment by TAM and shall not be assignable by the Fund without the consent of TAM.

          12. Use of Name. If this Agreement is terminated with respect to the Fund and TAM no longer serves as investment adviser to the Fund, TAM reserves the right to withdraw from the Fund the use of the names Transamerica with respect to the Fund or any name misleadingly implying a continuing relationship between the Fund and TAM or any of its affiliates.

          13. Liability of TAM. TAM may rely on information reasonably believed by it to be accurate and reliable. TAM assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect TAM against any liability to the Fund to which TAM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 13, the term “TAM” shall include any affiliates of TAM performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of TAM and such affiliates.

          14. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Sole Shareholder’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

          15. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.

          16. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

          17. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

          18. Limitation of Liability. The undersigned Director of the Fund has executed this Agreement not individually, but as a Director under the Fund’s Articles and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Fund individually. TAM agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction.

          The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA FUNDS
on behalf of Transamerica Cayman AQR Managed Futures Strategy, Ltd. and Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher

Title:	Senior Vice President, General Counsel and Secretary

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

FUNDS	INVESTMENT ADVISER COMPENSATION

Transamerica Cayman AQR Managed Futures Strategy, Ltd.	1.10% of the first $500 million;
1.05% in excess of $500 million

Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd.	0.61% of the first $200 million;
0.59% over $200 million up to $1 billion;
0.56% in excess of $1 billion

*

It is the intention of the parties that TAM collect investment advisory fees on assets at Sole Shareholder level and assets at the Fund level, but not both. For purposes of calculating the investment advisory fee rate payable by the Fund to TAM, the assets in the Fund will be aggregated with the assets of the Sole Shareholder.